EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Record 2018 Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 27, 2019—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income for 2018 of $215.9 million or $3.24 diluted earnings per common share ($3.27 per share basic) compared to $157.4 million or $2.36 diluted earnings per common share ($2.38 per share basic), which represents a 37.2 percent increase in net income and a 37.3 percent increase in diluted earnings per share over the corresponding period in 2018. Net income for the three months ended December 31, 2018 was $58.5 million or $.88 diluted earnings per common share ($.89 per share basic), compared to $45.2 million or $.68 diluted earnings per common share ($.69 per share basic) for the same period in 2017, representing an increase of 29.4 percent in net income and a 29.4 percent increase in diluted earnings per share.

Net income for the year ended December 31, 2018 was positively impacted by an increase in net interest income due to a higher volume of loans and an increase in the overall yield on the loan portfolio.  Interest expense increased for the same period and can be attributed to an increase in the cost of borrowings expense and the rates paid on deposit liabilities, which have increased as a result of recent Federal Reserve Board actions to raise interest rates. Net income for the same periods was positively impacted by a decrease in the provision for probable loan losses compared to the same periods in 2017 as a result of a decrease in the historical loss experience in the commercial category of the allowance for probable loan losses calculation. Net income for the twelve months ended December 31, 2018 was also positively impacted by a decrease in the effective tax rate on IBC’s taxable income, arising from the Tax Cut and Jobs Act signed into law on December 22, 2017.  As a result of the decrease in corporate tax rates to 21% from 35%, income tax expense decreased by approximately $38.6 million for 2018.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2018	2017
	(Dollars in thousands, except per share data)

Interest income	$465,822	$415,136
Interest expense	(52,668)	(38,931)
Net interest income	413,154	376,205
Provision for probable loan losses	(6,112)	(11,221)
Non-interest income	165,042	150,406
Non-interest expense	(299,501)	(293,748)

Income before income taxes	272,583	221,642
Income taxes	(56,652)	(64,206)
Net income	$215,931	$157,436

Net income per common share
Basic	$3.27	$2.38
Diluted	$3.24	$2.36

“The twelve months ended December 31, 2018 have proven to be a record year in terms of earnings success for IBOC.  The earnings success we have seen for 2018 can be attributed to our continued focus on building and improving the performance of our core bank operations and continued cost control, which have been complemented by the actions taken to reform the tax laws at the end of 2017.  The reformed tax laws have benefitted us, the economy, and the communities we serve.  We are confident in the strength of our balance sheet and our strong capital position enhanced by our proven track record for over 50 years.  We continue to exceed most of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council,” said Dennis E. Nixon, President and CEO.

Total assets at December 31, 2018 were $11.9 billion compared to $12.2 billion at December 31, 2017.  Total net loans were $6.5 billion at December 31, 2018 compared to $6.3 billion at December 31, 2017. Deposits were $8.7 billion at December 31, 2018 compared to $8.5 billion at December 31, 2017.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 189 facilities and 287 ATMs serving 89 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.

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